EXHIBIT 99.1
                                                                    ------------




                    NBOG BANCORPORATION, INC. AND SUBSIDIARY
                              GAINESVILLE, GEORGIA


                    CONSOLIDATED FINANCIAL STATEMENTS AS OF
                         DECEMBER 31, 2005 AND 2004 AND
            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY


                                    CONTENTS


Report of Independent Registered Public Accounting Firm . .  1

Consolidated Balance Sheets . . . . . . . . . . . . . . . .  2

Consolidated Statements of Operations . . . . . . . . . . .  4

Consolidated Statements of Comprehensive Income (Loss). . .  5

Consolidated Statements of Changes in Stockholders' Equity.  6

Consolidated Statements of Cash Flows . . . . . . . . . . .  7

Notes to Consolidated Financial Statements. . . . . . . . .  8

                    McNair, McLemore, Middlebrooks & Co., LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
           389 Mulberry Street - Post Office Box One - Macon, GA 31202
               Telephone (478) 746-6277 - Facsimile (478) 743-6858
                                 www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)
SIDNEY B. McNAIR, CPA (1913-1992)
---------------------------------------

                                                   RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC                    ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA                                CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA                           RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA                          RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA                        CHESLEY P. CAWTHON, JR., CPA
JERRY A. WOLFE, CPA                                CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA                           MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA                            BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA                              DAVID PASCHAL MUSE, JR., CPA


                                 March 31, 2006

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
NBOG Bancorporation, Inc.

We have audited the accompanying consolidated balance sheets of NBOG BANCORPORATION, INC. AND SUBSIDIARY as of December 31, 2005, and 2004 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NBOG Bancorporation, Inc. and Subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Bank will continue as a going concern. As discussed in Note 14 to the consolidated financial statements, the Bank entered into a formal agreement with its primary regulator dated August 14, 2004. As of December 31, 2005, the Bank was not in compliance with certain requirements of the agreement. By not meeting these requirements, losses incurred in the current year and the results of a recent regulatory examination could expose the Bank to possible further regulatory actions. As more fully discussed in Note 14, these matters raise substantial doubt about the Bank's ability to continue as a going concern. The ability of the Bank to continue as a going concern is dependent on many factors, including earnings and fully complying with the formal agreement. Management's plans with respect to these matters are also described in Note 14. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                   /s/ McNair, McLemore, Middlebrooks & Co., LLP

                                       McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

                      NBOG BANCORPORATION, INC. AND SUBSIDIARY
                            CONSOLIDATED BALANCE SHEETS
                                    DECEMBER 31


                                       ASSETS


                                                             2005          2004
                                                         ------------  ------------
CASH AND CASH EQUIVALENTS
  Cash and Due from Banks                                $   680,381   $ 1,125,521
  Federal Funds Sold                                          95,000     5,301,000
                                                         ------------  ------------

                                                             775,381     6,426,521
                                                         ------------  ------------

INVESTMENT SECURITIES AVAILABLE FOR SALE, AT FAIR VALUE    8,424,986     5,348,728
                                                         ------------  ------------

OTHER INVESTMENTS                                            270,120       234,850
                                                         ------------  ------------

LOANS                                                     25,515,185    32,291,811
  Allowance for Loan Losses                                 (785,326)     (989,852)
                                                         ------------  ------------

                                                          24,729,859    31,301,959
                                                         ------------  ------------

PREMISES AND EQUIPMENT                                     2,315,875     2,464,768
                                                         ------------  ------------

OTHER REAL ESTATE                                            839,000     1,905,053
                                                         ------------  ------------

OTHER ASSETS                                                 526,077       329,640
                                                         ------------  ------------

TOTAL ASSETS                                             $37,881,298   $48,011,519
                                                         ============  ============


The accompanying notes are an integral part of these consolidated balance sheets.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                   DECEMBER 31

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                        2005          2004
                                                    ------------  ------------
DEPOSITS
  Noninterest-Bearing                               $ 2,514,693   $ 2,325,228
  Interest-Bearing                                   31,427,489    41,401,631
                                                    ------------  ------------

                                                     33,942,182    43,726,859
                                                    ------------  ------------

OTHER LIABILITIES                                       165,233       366,640
                                                    ------------  ------------

COMMITMENTS

STOCKHOLDERS' EQUITY
  Preferred Stock, No Par Value; 10,000,000 Shares
    Authorized; No Shares Issued and Outstanding              -             -
  Common Stock, No Par Value; 50,000,000 Shares
    Authorized; 991,560 and 805,389 Shares Issued
    and Outstanding in 2005 and 2004, Respectively    8,603,888     7,527,820
  Accumulated Deficit                                (4,656,733)   (3,585,102)
  Accumulated Other Comprehensive Loss                 (173,272)      (24,698)
                                                    ------------  ------------

                                                      3,773,883     3,918,020
                                                    ------------  ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $37,881,298   $48,011,519
                                                    ============  ============


The accompanying notes are an integral part of these consolidated balance sheets.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         FOR THE YEARS ENDED DECEMBER 31


                                                         2005          2004
                                                     ------------  ------------
INTEREST INCOME
  Loans, Including Fees                              $ 2,357,179   $ 3,370,322
  Interest Bearing Deposits                                1,510             -
  Investments                                            260,486        95,062
  Federal Funds Sold                                      75,324        80,277
                                                     ------------  ------------

                                                       2,694,499     3,545,661
                                                     ------------  ------------

INTEREST EXPENSE
  Deposits                                             1,056,053     1,144,287
  Other                                                       68             -
                                                     ------------  ------------

                                                       1,056,121     1,144,287
                                                     ------------  ------------

NET INTEREST INCOME                                    1,638,378     2,401,374

  Provision for Loan Losses                              225,000     2,274,748
                                                     ------------  ------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES    1,413,378       126,626
                                                     ------------  ------------

NONINTEREST INCOME
  Service Charges on Deposits                             55,528        70,688
  Gain on Sale or Call of Investment Securities                -           211
  Mortgage Origination and Processing Fees                 6,094        84,980
  Other                                                   16,972         6,099
                                                     ------------  ------------

                                                          78,594       161,978
                                                     ------------  ------------

NONINTEREST EXPENSES
  Salaries and Employee Benefits                       1,109,408     1,164,723
  Occupancy and Equipment                                373,261       306,816
  Professional Fees                                      256,175       266,531
  Other                                                  824,759       775,318
                                                     ------------  ------------

                                                       2,563,603     2,513,388
                                                     ------------  ------------

LOSS BEFORE INCOME TAXES                              (1,071,631)   (2,224,784)

  Income Taxes                                                 -       664,757
                                                     ------------  ------------

NET LOSS                                             $(1,071,631)  $(2,889,541)
                                                     ============  ============

BASIC LOSS PER SHARE                                 $     (1.20)  $     (3.87)
                                                     ============  ============

WEIGHTED AVERAGE SHARES OUTSTANDING                      895,772       747,391
                                                     ============  ============


The accompanying notes are an integral part of these consolidated statements.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY
             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                   DECEMBER 31

                                                    2005          2004
                                                ------------  ------------
NET LOSS                                        $(1,071,631)  $(2,889,541)
                                                ------------  ------------

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
  Losses on Securities Arising During the Year     (148,574)      (20,639)
  Reclassification Adjustment                             -          (139)
                                                ------------  ------------

  Unrealized Losses on Securities                  (148,574)      (20,778)
                                                ------------  ------------

COMPREHENSIVE LOSS                              $(1,220,205)  $(2,910,319)
                                                ============  ============


The accompanying notes are an integral part of these consolidated statements.


                                           NBOG BANCORPORATION, INC. AND SUBSIDIARY
                                  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                        FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004


                                                     COMMON STOCK                              ACCUMULATED
                                             -----------------------------    ACCUMULATED     COMPREHENSIVE
                                                SHARES          AMOUNT          DEFICIT       INCOME (LOSS)        TOTAL
                                             -------------  --------------  ---------------  ---------------  ---------------
BALANCE, DECEMBER 31, 2003                         746,890  $    7,176,408  $     (695,561)  $       (3,920)  $    6,476,927

  Proceeds from Stock Offering                      58,499         351,412                                           351,412
  Unrealized Loss on Securities Available
    for Sale, Net of Tax Benefit of $10,704                                                         (20,778)         (20,778)
  Net Loss                                                                      (2,889,541)                       (2,889,541)
                                             -------------  --------------  ---------------  ---------------  ---------------

BALANCE, DECEMBER 31, 2004                         805,389       7,527,820      (3,585,102)         (24,698)       3,918,020

  Proceeds from Stock Offering                     136,496         579,318                                           579,318
  Exercise of Stock Option and Warrants             49,675         496,750                                           496,750
  Unrealized Loss on Securities Available
    for Sale                                                                                       (148,574)        (148,574)
  Net Loss                                                                      (1,071,631)                       (1,071,631)
                                             -------------  --------------  ---------------  ---------------  ---------------

BALANCE, DECEMBER 31, 2005                         991,560  $    8,603,888  $   (4,656,733)  $     (173,272)  $    3,773,883
                                             =============  ==============  ===============  ===============  ===============

See accompanying notes to consolidated financial statements.

                           NBOG BANCORPORATION, INC. AND SUBSIDIARY
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                               FOR THE YEARS ENDED DECEMBER 31


                                                                       2005          2004
                                                                   ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss                                                         $(1,071,631)  $(2,889,541)
  Adjustments to Reconcile Net Loss to
    Net Cash Provided (Used) by Operating Activities
      Provision for Loan Losses                                        225,000     2,274,749
      Provision for Losses on Other Real Estate                              -        46,684
      Depreciation, Amortization and Accretion                         214,859       164,909
      Gain on Sale or Call of Investment
        Securities Available for Sale                                        -          (211)
      Loss on Sale of Other Real Estate                                144,979        40,796
      Loss on Sale or Retirement of Premises and Equipment                   -        28,001
      CHANGE IN
        Other Assets                                                   (33,571)      974,173
        Other Liabilities                                             (201,406)      321,375
                                                                   ------------  ------------

                                                                      (721,770)      960,935
                                                                   ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of Investment Securities Available for Sale             (4,501,436)   (4,023,692)
  Proceeds from Maturities, Calls and Paydowns of
    Investment Securities Available for Sale                         1,271,586     1,375,342
  Proceeds from Sales of Investment Securities Available for Sale            -             -
  Purchases of Other Investments                                       (66,120)     (100,400)
  Proceeds from the Sale of Other Investments                           30,850        73,100
  Net Change in Loans                                                5,440,200    10,937,452
  Proceeds from the Sale of Other Real Estate                        1,827,974       366,494
  Proceeds from the Sale of Premises and Equipment                           -        14,500
  Purchases of Premises and Equipment,
    Including Construction in Progress                                 (33,972)   (1,968,116)
                                                                   ------------  ------------

                                                                     3,969,082     6,674,680
                                                                   ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net Change in Deposits                                            (9,784,677)   (5,358,263)
  Payment of Deferred Offering Costs                                  (189,843)       (7,155)
  Exercise of Stock Options and Warrants                               496,750             -
  Proceeds from the Issuance of Common Stock                           579,318       351,412
                                                                   ------------  ------------

                                                                    (8,898,452)   (5,014,006)
                                                                   ------------  ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                (5,651,140)    2,621,609

CASH AND CASH EQUIVALENTS, BEGINNING                                 6,426,521     3,804,912
                                                                   ------------  ------------

CASH AND CASH EQUIVALENTS, ENDING                                  $   775,381   $ 6,426,521
                                                                   ============  ============

See  accompanying  notes  to  consolidated  financial  statements.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of NBOG Bancorporation, Inc. (the Company) and its wholly-owned subsidiary, The National Bank of Gainesville (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS

The Bank provides a variety of retail and commercial banking services for consumers and small businesses located primarily in the Gainesville, Georgia area. Lending and investing activities are funded primarily by deposits gathered through its banking office. The Bank commenced operations on March 21, 2002.

USE OF ESTIMATES

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

RECLASSIFICATIONS

In certain instances, amounts reported in prior years' consolidated financial statements have been reclassified to conform to statement presentations selected for 2005. Such reclassifications had no effect on previously reported stockholders' equity or net income.

CONCENTRATIONS OF CREDIT RISK

Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. In management's opinion, although the Bank has a high concentration of real estate loans, these loans are well collateralized and do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk.

The success of the Bank is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material detrimental effect on the Bank's results of operations and financial condition. The operating results of the Bank depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

INVESTMENT SECURITIES

Investment securities are recorded under the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Bank may classify its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Bank has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale. As of December 31, 2005 and 2004, all investment securities are classified as available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported in accumulated other comprehensive income (loss), a component of stockholders' equity. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements or unforeseen changes in market conditions. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Declines in the fair value of individual securities available for sale below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

OTHER INVESTMENTS

Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

LOANS

Loans that the Bank has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management's judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

OFF-BALANCE SHEET CREDIT RELATED FINANCIAL INSTRUMENTS

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under standby letters of credit. Such financial instruments are recorded when they are funded.

PREMISES AND EQUIPMENT

Premises and equipment are carried at cost less accumulated depreciation. Depreciation of premises and equipment is provided over the estimated useful lives of the respective assets utilizing the straight-line method. Premises and equipment that are still undergoing development and have not been placed in service are classified as construction in process and are not depreciated.
Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to income as incurred.

OTHER REAL ESTATE

Other real estate owned represents property acquired through foreclosure. Properties are carried at the lower of cost or current appraisal values. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other expense.

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the asset has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

INCOME TAXES

The Company accounts for income taxes under the liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of operations but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. SFAS No. 130, Reporting Comprehensive Income, requires the presentation in the consolidated financial statements of net income and all items of other comprehensive income as total comprehensive income.

NET LOSS PER SHARE

Net loss per common share are based on the weighted average number of common shares outstanding during the period. The effects of potential common shares outstanding are included in diluted earnings (loss) per share. No common stock equivalents were considered in 2005 or 2004 as the effects of such would be antidilutive to the loss per share calculation.

STOCK COMPENSATION PLANS

SFAS No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25) whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Under ABP 25, stock options issued under the Company's stock option plan have no intrinsic value at the grant date and, as such, no compensation cost is recognized. The Company has elected to apply the accounting methodology in APB
25. The Company's stock options and warrants had an additional proforma effect of $228,174 to the $1,071,631 net loss incurred during 2005 and an additional proforma effect of $225,593 to the $2,889,541 net loss incurred during 2004.

STATEMENTS OF CASH FLOWS

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

Supplementary  cash  flow  information:

                                                   2005         2004
                                                -----------  -----------
  Cash Paid During the Year for Interest,
    Net of Capitalized Interest of $0
    and $51,162 in 2005 and 2004, Respectively  $1,042,743   $1,204,717
                                                ===========  ===========

  Cash Paid for Income Taxes                    $        -   $   15,000
                                                ===========  ===========

Noncash Investing and Financing Activities:

  Transfer of Loans to Other Real Estate        $  936,900   $2,425,179
                                                ===========  ===========

  Change in Unrealized Loss
    on Securities Available for Sale            $ (148,574)  $  (20,778)
                                                ===========  ===========

CHANGES IN ACCOUNTING PRINCIPLES AND EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

In  December  2004,  the  FASB  issued Statement No. 123 (revised 2004) (FAS 123
(R)), Share-Based Payments. FAS 123 (R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. The Company may elect to adopt FAS 123 (R) using a modified prospective method or modified retrospective method. Under the modified retrospective method, the Company would restate previously issued financial statements, basing the expense on that previously reported in their pro forma disclosures required by FAS 123. The modified prospective method would require the Company to record compensation expense for the unvested portion of previously granted awards that remain outstanding at the date of adoption as these awards continue to vest. FAS 123 (R) is effective for the first fiscal year beginning after June 15, 2005. Management has elected to use the modified prospective method and has completed its evaluation of the effect that FAS 123 (R) will have and believes that the effect of its implementation will be consistent with the proforma disclosures noted above.

On June 7, 2005, the FASB issued Statement No. 154 (FAS 154), Accounting Changes and Error Corrections - a replacement of Accounting Principles Board (APB) Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. Under the provisions of FAS 154, voluntary changes in accounting principles are applied retrospectively to prior periods' financial statements unless it would be impractical to do so. FAS 154 supersedes APB Opinion No. 20, which required that most voluntary changes in accounting principles be recognized by including in the current period's net income the cumulative effect of the change. FAS 154 also makes a distinction between "retrospective application" of a change in accounting principle and the "restatement" of financial statements to reflect the correction of an error. The provisions of FAS 154 are effective for accounting changes made in fiscal years beginning after December 15, 2005. Management of the Company does not expect the adoption of this standard to have a material impact on its financial position or results of operations.

In March 2004, the Financial Accounting Standards Board (FASB) and Emerging Issues Task Force (EITF) reached consensus on several issues being addressed in EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The consensus provides guidance for evaluating whether an investment is other than temporarily impaired and was effective for other than temporary impairment evaluations made in reporting periods beginning after June 15, 2004. The disclosure provisions of EITF 03-1 continue to be effective for the Company's consolidated financial statements for the year ended December 31, 2005.

On November 3, 2005, the FASB issued FASB Staff Position (FSP) Nos. FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other than temporary impairments. This FSP nullifies certain requirements of EITF Issue 03-1, and supersedes EITF Topic No. D-44, Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value. The guidance in this FSP amends FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. The FSP is effective for reporting periods beginning after December 15, 2005. The Company does not anticipate any material impact to its financial condition or results of operations as a result of the adoption of this guidance.

(2)  INVESTMENT SECURITIES AVAILABLE FOR SALE

At December 31, 2005 and 2004, the amortized cost and fair value of investment securities available for sale are summarized as follows:

                                           GROSS        GROSS
                            AMORTIZED   UNREALIZED    UNREALIZED      FAIR
           2005                COST        GAINS        LOSSES       VALUE
                            ----------  -----------  ------------  ----------
U.S. Government Agencies    $3,990,249  $         -  $   (70,899)  $3,919,350
Mortgage Backed Securities   4,608,009            -     (102,373)   4,505,636
                            ----------  -----------  ------------  ----------

                            $8,598,258  $         -  $  (173,272)  $8,424,986
                            ==========  ===========  ============  ==========

           2004

U.S. Government Agencies    $1,498,951  $         -  $   (14,101)  $1,484,850
Mortgage Backed Securities   3,887,199        2,007      (25,328)   3,863,878
                            ----------  -----------  ------------  ----------

                            $5,386,150  $     2,007  $   (39,429)  $5,348,728
                            ==========  ===========  ============  ==========


The following outlines the unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004:

                    LESS THAN 12 MONTHS      12 MONTHS OR GREATER             TOTAL
                 ------------------------  ------------------------  ------------------------
                                GROSS                     GROSS                     GROSS
                    FAIR      UNREALIZED      FAIR      UNREALIZED      FAIR      UNREALIZED
      2005         VALUE        LOSSES       VALUE        LOSSES       VALUE        LOSSES
                 ----------  ------------  ----------  ------------  ----------  ------------
U.S. Government
  Agencies       $2,461,950  $   (28,887)  $1,457,400  $   (42,012)  $3,919,350  $   (70,899)
Mortgage Backed
  Securities      2,655,604      (66,639)   1,850,032      (35,734)   4,505,636     (102,373)
                 ----------  ------------  ----------  ------------  ----------  ------------

                 $5,117,554  $   (95,526)  $3,307,432  $   (77,746)  $8,424,986  $  (173,272)
                 ==========  ============  ==========  ============  ==========  ============

      2004

U.S. Government
  Agencies       $1,484,850  $   (14,101)  $        -  $         -   $1,484,850  $   (14,101)
Mortgage Backed
  Securities      2,702,736      (25,328)           -            -    2,702,736      (25,328)
                 ----------  ------------  ----------  ------------  ----------  ------------

                 $4,187,586  $   (39,429)  $        -  $         -   $4,187,586  $   (39,429)
                 ==========  ============  ==========  ============  ==========  ============

At December 31, 2005, unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest are backed by the U.S. Government and Government sponsored corporations. At December 31, 2005, all fifteen securities issued by U.S. Government agencies and Government sponsored corporations, including mortgage backed securities, contained unrealized losses.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                            AMORTIZED    ESTIMATED
                               COST     FAIR VALUE
                            ----------  -----------
U.S. Government Agencies
  1 to 5 Years              $2,495,353  $ 2,439,800
  5 to 10 Years              1,494,896    1,479,550
Mortgage Backed Securities   4,608,009    4,505,636
                            ----------  -----------

                            $8,598,258  $ 8,424,986
                            ==========  ===========


At December 31, 2004 and 2005, there were no securities required to be pledged to secure public deposits.


(3)  LOANS

The composition of loans as of December 31 are:

                                           2005         2004
                                        -----------  -----------
Commercial, Financial and Agricultural  $ 4,420,005  $ 7,043,577
Real Estate-Mortgage                     15,346,462   15,821,976
Real Estate-Construction                  1,479,165    1,782,584
Consumer                                  4,269,553    7,643,674
                                        -----------  -----------

                                        $25,515,185  $32,291,811
                                        ===========  ===========

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located primarily in its general trade area of Hall County, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

(4)  ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses are summarized for the years ended December 31 as follows:

                                              2005         2004
                                           ----------  ------------
BALANCE, BEGINNING                         $ 989,852   $   565,962
  Provision Charged to Operating Expenses    225,000     2,274,748
  Loans Charged Off                         (777,586)   (2,048,216)
  Loan Recoveries                            348,060       197,358
                                           ----------  ------------

BALANCE, ENDING                            $ 785,326   $   989,852
                                           ==========  ============


At December 31, 2005 and 2004, the total recorded investment in loans on nonaccrual status approximated $778,000 and $1,730,000, respectively. The recorded investment in loans past due 90 days or more and still accruing interest approximated $80,000 and $0 as of December 31, 2005 and 2004, respectively. Interest income that would have been recognized on the nonaccrual loans totaled $46,533 and $109,830 in 2005 and 2004, respectively. Impaired loans approximated $83,000 and $656,000 as of December 31, 2005 and 2004, respectively. The allowance for loan loss included a specific allowance of $8,336 and $0 for impaired loans as of December 31, 2005 and 2004, respectively. The average investment in impaired loans during 2005 and 2004 approximated $569,000 and $1,938,000, respectively. Interest income recognized on impaired loans approximated $33,300 and $21,900 in 2005 and 2004, respectively. Interest income recognized on impaired loans on a cash basis in 2005 and 2004 approximated $0 and $35,100, respectively. No additional funds are committed to be advanced in connection with impaired loans.


(5)  PREMISES AND EQUIPMENT

Premises  and  equipment  are  comprised  of  the  following  as of December 31:

                               2005         2004
                            -----------  -----------
Land and Land Improvements  $  409,442   $  402,006
Building                     1,668,560    1,655,022
Furniture and Equipment        650,022      636,009
Bank Vehicles                    6,795        6,795
Construction in Process              -        1,016
                            -----------  -----------

                             2,734,819    2,700,848

Accumulated Depreciation      (418,944)    (236,080)
                            -----------  -----------

                            $2,315,875   $2,464,768
                            ===========  ===========

Depreciation charged to operations totaled $182,865 and $139,505 for 2005 and 2004, respectively.

Capitalized interest included in premises and equipment totaled $0 and $51,162 in 2005 and 2004, respectively.

(6)  DEPOSITS

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $4,138 and $31,301 as of December 31, 2005 and 2004, respectively.

Components  of  interest-bearing  deposits  as  of  December  31 are as follows:

                            2005         2004
                         -----------  -----------
Interest-Bearing Demand  $   937,520  $   734,977
Savings                    2,039,604    4,205,161
Time, $100,000 and Over    6,430,499   10,423,923
Other Time                22,019,866   26,037,570
                         -----------  -----------

                         $31,427,489  $41,401,631
                         ===========  ===========



The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $5,143,000 and $8,340,000 as of December 31, 2005 and 2004, respectively.

As of December 31, 2005, the scheduled maturities of certificates of deposit are as follows:

          YEAR                AMOUNT
      ------------          -----------

          2006              $20,969,845
          2007                4,524,408
          2008                1,399,199
          2009                  124,726
          2010                1,432,187
                            -----------

                            $28,450,365
                            ===========


(7)  INCOME TAXES

The components of the income tax expense for the years ended December 31 are as follows:

                                  2005        2004
                               ----------  -----------
Deferred Expense               $ 374,554   $1,353,590
Change in Valuation Allowance   (374,554)    (688,833)
                               ----------  -----------

                               $       -   $  664,757
                               ==========  ===========

The difference between income tax expense and the amount computed by applying the statutory federal income tax rate to the earnings before income taxes for the year ended December 31, 2005 relates primarily to the change in the valuation allowance.

The  following  summarizes  the  components  of  deferred  taxes at December 31:

                                            2005          2004
                                        ------------  ------------
DEFERRED INCOME TAX ASSETS
  Allowance for Loan Losses             $   166,027   $   226,043
  Pre-opening Expenses                       71,509       107,263
  Premises and Equipment                          -         3,902
  Operating Loss Carryforwards            1,483,876       972,469
  Net Unrealized Losses on Investments
    Securities Available for Sale                 -        12,723
  Other                                       1,015        28,913
                                        ------------  ------------

                                          1,722,427     1,351,313
DEFERRED TAX LIABILITIES
  Premises and Equipment                      9,283             -
                                        ------------  ------------

                                          1,713,144     1,351,313
Less Valuation Allowance                 (1,713,144)   (1,338,590)
                                        ------------  ------------

NET DEFERRED TAX ASSET                  $         -   $    12,723
                                        ============  ============


The future tax consequences of the differences between the financial reporting and tax bases of the Company's assets and liabilities resulted in a net deferred tax asset. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

At December 31, 2005, the Company had federal and state net operating loss carryforwards for tax purposes of approximately $4,364,000, which will expire beginning in 2018 if not previously utilized.


(8)  BORROWINGS

The Bank had lines of credit available at December 31, 2005 and 2004 totaling $2,900,000 and $3,900,000, respectively, with its correspondent banks which represent available credit for overnight borrowings from financial institutions. No balances were outstanding as of December 31, 2005 and 2004.

(9)  COMMITMENTS

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk.

The  following  summarizes  commitments  as  of  December  31:

                                           APPROXIMATE
                                         CONTRACT  AMOUNT
                                      ----------------------
                                         2005        2004
                                      ----------  ----------
Financial Instruments Whose Contract
  Amounts Represent Credit Risk
    Commitments to Extend Credit      $2,699,000  $1,314,000
    Standby Letters of Credit            294,000     130,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

(10)  STOCKHOLDERS' EQUITY

Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the board of directors of the Company, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the board.

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings and the ratio of equity capital to total assets. The Bank is currently not allowed to pay dividends to the Company until it becomes cumulatively profitable.


(11)  RELATED  PARTY  TRANSACTIONS

It is the Bank's policy to make loans to directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is also the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons.

The  following  summary  reflects  activities  for  related  party  loans:

                           2005        2004
                        ----------  ----------
BALANCE, BEGINNING      $ 872,614   $ 195,460
  New Loans               113,153     803,580
  Principal Repayments   (438,323)   (126,426)
                        ----------  ----------

BALANCE, ENDING         $ 547,444   $ 872,614
                        ==========  ==========



As of December 31, 2005 and 2004, deposit accounts for related parties totaled approximately $634,000 and $232,000, respectively.


(12)  EMPLOYEE AND DIRECTOR BENEFIT PLANS

STOCK OPTION PLAN AND WARRANTS

Organizers of the Company were entitled to receive, in aggregate, 199,736 stock warrants. Each warrant entitled its holder to purchase an additional share of the Company's common stock for $10. The warrants vested over a three-year period from the date of grant, March 25, 2002, and became fully vested in 2005. During 2004, 6,667 warrants became exercisable only upon a change in control occurring after March 25, 2007. During 2005, 39,676 warrants were exercised with the remaining 153,393 warrants eligible to be exercised as of December 31, 2005. Expiration of the warrants occurs on the tenth anniversary of the grant date.

During 2003, the stockholders approved a stock option plan (the Option Plan) whereby the Company may grant options to acquire shares of common stock of the Company at the then fair value. A total of 125,000 shares of common stock were reserved for possible issuance under this plan. Vesting periods are established by the board at the date of grant and expire on the tenth anniversary of the grant date. All options granted to directors in the Company's stock option plan became fully vested as of June 30, 2005. On April 21, 2005, the Company's board of directors voted to accelerate the vesting of these options in recognition of directors who exercised one-third of their existing options at March 31, 2005 to help the Company meet the minimum capital requirements of the Formal Agreement with the OCC.

On September 20, 2005, the board of directors approved the granting of nonqualified stock options to a consultant of the Company. The options allow the consultant the right to purchase 100,000 shares at an exercise price of $5 per share. The options have a maximum term of ten years and vest in equal one-third annual increments commencing on September 20, 2005. As a result, one-third of the options (representing 33,333 shares) are currently vested and exercisable, with the next third (33,333 shares) vesting on September 20, 2006 and the final third (33,334 shares) vesting on September 20, 2007.

A summary of activity related to the stock options, for the years ended December 31, 2005 and 2004 is presented below:

                                                      WEIGHTED AVERAGE
                                             SHARES    EXERCISE PRICE
                                             -------  -----------------
Outstanding, December 31, 2003                81,000  $           10.00

  Granted                                     27,500              10.00
  Forfeited                                   20,000              10.00

Outstanding, December 31, 2004                88,500              10.00

  Granted                                    133,000               5.00
  Exercised                                    9,999              10.00
  Forfeited                                   58,500              10.00
                                             -------  -----------------

Outstanding, December 31, 2005               153,001  $            5.65
                                             =======  =================

Eligible to be Exercised, December 31, 2005   53,334  $            6.88
                                             =======  =================

Information pertaining to options outstanding at December 31, 2005 is as follows:

                    NUMBER          WEIGHTED AVERAGE         NUMBER
EXERCISE PRICES   OUTSTANDING  REMAINING CONTRACTUAL LIFE  EXERCISABLE
----------------  -----------  --------------------------  -----------

      $10              20,001                   7.5 Years       20,001
        5             133,000                   9.8 Years       33,333
                  -----------  --------------------------  -----------

                      153,001                   9.5 Years       53,334
                  ===========  ==========================  ===========

The weighted average fair values of options granted during 2005 and 2004 were $.72 and $3.43, respectively. The fair value of each option grant is estimated on the date of the grant using the Minimum Value pricing model with the following weighted average assumptions used:

                          2005   2004
                          -----  -----
Dividend Yield            0.00%  0.00%
Risk Free Interest Rate   4.25%  4.25%
Expected Life (in Years)    10     10


(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of NBOG Bancorporation's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Bank, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination or issuance.

CASH AND SHORT-TERM INVESTMENTS - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES AVAILABLE FOR SALE - Fair values for investment securities are based on quoted market prices.

OTHER INVESTMENTS - The fair value of other investments approximates carrying value.

LOANS - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

STANDBY LETTERS OF CREDIT AND UNFULFILLED LOAN COMMITMENTS - Because these items are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Bank's financial instruments as of December 31 are presented hereafter:
(in  Thousands)

                                                    2005                    2004
                                            ----------------------  ----------------------
                                            CARRYING    ESTIMATED   Carrying    Estimated
                                             AMOUNT    FAIR VALUE    Amount    Fair Value
                                            ---------  -----------  ---------  -----------
ASSETS
  Cash and Short-Term Investments           $     775  $       775  $   6,427  $     6,427
  Investment Securities Available for Sale      8,425        8,425      5,349        5,349
  Other Investments                               270          270        235          235
  Loans                                        25,515       25,521     32,292       33,040

LIABILITIES
  Deposits                                     33,942       33,828     43,727       43,390

UNRECOGNIZED FINANCIAL INSTRUMENTS
  Standby Letters of Credit                         -          294          -          130
  Unfulfilled Loan Commitments                      -        2,699          -        1,314

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(14) REGULATORY MATTERS

In August 2004, as a result of a regulatory examination conducted in April 2004, the Bank entered into a formal agreement with its primary regulator with regard to, among other things, achievement of agreed-upon capital levels, obtaining a permanent President and Senior Lender, obtaining current and satisfactory credit information on all loans over $25,000, and eliminating the basis of criticism of assets criticized. A regulatory examination conducted in November 2005 determined that the Bank was not in compliance with certain elements of the formal agreement, namely the appointment of a President and Senior Lender, the development of a three-year capital plan, current and satisfactory credit information on all loans, eliminating the basis of criticized assets and development of a strategic plan. In January 2006, the board of directors passed a resolution to identify, and enter into an agreement with, a strategic partner who would either purchase the entire Bank or a significant interest in the Bank. As a result, the Bank's primary regulator agreed to a 90-day waiver of certain commitments contained in the formal agreement, namely the appointment of a President and Senior Lender, the development of a three-year capital plan, and development of a strategic plan. While not meeting these requirements could expose the Bank to further regulatory actions, and these matters raise a substantial doubt about the Bank's ability to continue as a going concern, the Bank is currently engaged in discussions with a potential purchaser.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices, must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 Capital to risk-weighted assets and of Tier 1 Capital to average assets.

On August 19, 2004, the board of directors entered into a formal agreement with the Office of the Comptroller of the Currency (OCC), which outlines actions to be taken by the Bank to address concerns by the OCC. One provision of the agreement calls for the Bank to maintain a total capital (to risk-weighted assets) ratio of 14 percent and Tier 1 Capital (to average assets) ratio of 9 percent as of December 31, 2005.

As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. Additionally, under an agreement with the Office of the Comptroller of the Currency, the Bank is required to maintain a Tier 1 Capital to average asset ratio of no less than 8 percent for the first three years of operations. The actual capital amounts and ratios for the Bank are also presented in the table. Disclosures related to the Company have been excluded as they did not significantly deviate from the disclosure herein.

(In Thousands)

                                                                              TO BE WELL
                                                                          CAPITALIZED UNDER
                                                      FOR CAPITAL         PROMPT CORRECTIVE
                                ACTUAL             ADEQUACY PURPOSES      ACTION PROVISIONS
                        ----------------------  ----------------------  ----------------------
                          AMOUNT      RATIO       AMOUNT      RATIO       AMOUNT      RATIO
                        ----------  ----------  ----------  ----------  ----------  ----------
DECEMBER 31, 2005

Total Capital to
  Risk-Weighted Assets       4,104       14.51       2,263        8.00       2,829       10.00
Tier I Capital to
  Risk-Weighted Assets       3,745       13.24       1,132        4.00       1,698        6.00
Tier I Capital to
  Average Assets             3,745        9.18       1,632        4.00       2,039        5.00

December 31, 2004

Total Capital to
  Risk-Weighted Assets       4,362       12.60       2,768        8.00       3,460       10.00
Tier I Capital to
  Risk-Weighted Assets       3,923       11.30       1,384        4.00       2,076        6.00
Tier I Capital to
  Average Assets             3,923        7.80       2,015        4.00       2,518        5.00


(15) OTHER OPERATING EXPENSES

Components of other operating expenses which are greater than 1 percent of interest income and other operating income for the years ended December 31 are as follows:

                                       2005      2004
                                     --------  --------
Data Processing Fees                 $117,366  $111,854
Advertising and Marketing              94,500    98,080
Insurance and Assessments             178,981    71,426
Office Supplies                        23,424    43,847
Telephone                              30,657    31,606
Other Loan Related and Repossession   268,079   264,333
Other Miscellaneous                    50,023    89,276

(16) FINANCIAL INFORMATION OF NBOG BANCORPORATION, INC. (PARENT ONLY)

                    NBOG BANCORPORATION, INC. (PARENT ONLY)
                                 BALANCE SHEETS
                                  DECEMBER 31

                              ASSETS

                                               2005        2004
                                            ----------  ----------
Cash and Interest-Bearing Deposits          $   26,400  $   36,620
Investment in Subsidiary                     3,631,270   3,897,845
Other Assets                                   116,212       8,555
                                            ----------  ----------

TOTAL ASSETS                                $3,773,882  $3,943,020
                                            ==========  ==========

               LIABILITIES AND STOCKHOLDERS' EQUITY

OTHER LIABILITIES                           $        -  $   25,000

STOCKHOLDERS' EQUITY                         3,773,882   3,918,020
                                            ----------  ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $3,773,882  $3,943,020
                                            ==========  ==========

(16) FINANCIAL INFORMATION OF NBOG BANCORPORATION, INC. (PARENT ONLY)

                     NBOG BANCORPORATION, INC. (PARENT ONLY)
                            STATEMENTS OF OPERATIONS
                         FOR THE YEARS ENDED DECEMBER 31


                                                2005          2004
                                            ------------  ------------
INTEREST INCOME                             $     6,864   $       768

OTHER NONINTEREST INCOME                              2             -
                                            ------------  ------------

                                                  6,866           768

EXPENSES
  Other Operating                                34,543        82,615
                                            ------------  ------------

LOSS BEFORE EQUITY IN
  UNDISTRIBUTED LOSS OF SUBSIDIARY              (27,677)      (81,847)

EQUITY IN UNDISTRIBUTED LOSS OF SUBSIDIARY   (1,043,954)   (2,807,694)
                                            ------------  ------------

NET LOSS                                    $(1,071,631)  $(2,889,541)
                                            ============  ============


(16) FINANCIAL INFORMATION OF NBOG BANCORPORATION, INC. (PARENT ONLY)

                     NBOG BANCORPORATION, INC. (PARENT ONLY)
                            STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31


                                                        2005          2004
                                                    ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss                                          $(1,071,631)  $(2,889,541)
  Adjustments to Reconcile
    Net Loss to Net
      Cash Used by Operating Activities
        Equity in Undistributed Loss of Subsidiary    1,043,954     2,807,694
        CHANGE IN
          Other Assets                                   23,272        (1,400)
          Other Liabilities                             (25,000)       25,000
                                                    ------------  ------------

                                                        (29,405)      (58,247)
                                                    ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  CAPITAL INFUSION IN SUBSIDIARY                       (867,040)     (519,410)
                                                    ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Exercise of Stock Options and Warrants                496,750             -
  Proceeds from Sale of Common Stock                    579,318       351,412
  Payments of Deferred Offering Costs                  (189,843)       (7,155)
                                                    ------------  ------------

                                                        886,225       344,257
                                                    ------------  ------------

NET DECREASE IN CASH                                    (10,220)     (233,400)

CASH AND INTEREST-BEARING DEPOSITS, BEGINNING            36,620       270,020
                                                    ------------  ------------

CASH AND INTEREST-BEARING DEPOSITS, ENDING          $    26,400   $    36,620
                                                    ============  ============